RESOLUTION REGARDING SEPARATE ACCOUNTS OF
THRIVENT FINANCIAL FOR LUTHERANS

WHEREAS, Aid Association for Lutherans/Lutheran Brotherhood has recently changed its name to Thrivent Financial for Lutherans; and

WHEREAS, it will be beneficial to have the names of the individual separate accounts changed to reflect the new name of the fraternal benefit society; and

WHEREAS, it will be beneficial to make the name changes on the individual separate accounts at such time which coincides with filings with the applicable governing bodies for such separate accounts;

WHEREAS, the separate accounts which will be affected by such name changes are:

  AAL Variable Annuity Account I
  AAL Variable Annuity Account II
  AAL Variable Life Account I
  LB Variable Annuity Account I
  LB Variable Insurance Account I

NOW THEREFORE BE IT RESOLVED, that the Board does hereby give authority to the President/CEO, or such principal officers as the President/CEO may designate, to make such changes to the names of the individual separate accounts listed above, at such time and in such manner as determined to be appropriate, and to file all necessary documents to make such name changes effective with the proper authorities.

CERTIFICATION

The undersigned, as Secretary of Thrivent Financial for Lutherans, a Wisconsin fraternal benefit society, hereby certifies that the foregoing was adopted by the governing board of Thrivent Financial for Lutherans in accordance with its governing documents, effective the 8th day of August, 2002.

/s/ Woodrow E. Eno
Woodrow E. Eno, Secretary